                                                                    EXHIBIT 99.1


                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
           (a wholly-owned subsidiary of Ambac Financial Group, Inc.)





                       Consolidated Financial Statements




                           December 31, 1998 and 1997

                          Independent Auditors' Report

The Board of Directors
Ambac Assurance Corporation:

     We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly-owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of Ambac Assurance Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/KPMG LLP
KPMG LLP
New York, New York
January 27, 1999

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                          Consolidated Balance Sheets
                           December 31, 1998 and 1997
                    (Dollars in Thousands Except Share Data)

          See accompanying Notes to Consolidated Financial Statements.



                                                                                           1998              1997
                                                                                      --------------    -------------
                                     ASSETS
Investments:
    Fixed income securities, at fair value
       (amortized cost of $3,097,289 in 1998 and $2,696,603 in 1997).............        $3,310,047        $2,878,083
   Short-term investments, at cost (approximates fair value).....................            93,912           116,905
                                                                                     --------------    --------------
       Total investments.........................................................         3,403,959         2,994,988
Cash.............................................................................             4,895             8,004
Securities purchased under agreements to resell..................................             5,449             2,484
Receivable for securities sold...................................................            12,132            24,018
Investment income due and accrued................................................            54,088            49,987
Deferred acquisition costs.......................................................           120,619           105,996
Receivable from brokers and dealers..............................................                --           183,041
Reinsurance recoverable..........................................................             3,638             4,219
Prepaid reinsurance..............................................................           199,920           183,492
Other assets.....................................................................           212,475            90,785
                                                                                     --------------    --------------
       Total assets..............................................................        $4,017,175        $3,647,014
                                                                                     ==============    ==============
                LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
   Unearned premiums.............................................................        $1,303,203        $1,184,537
   Losses and loss adjustment expenses...........................................           115,794           103,345
   Ceded reinsurance balances payable............................................             6,576             9,258
   Deferred income taxes.........................................................           144,565           122,554
   Current income taxes..........................................................            19,984            19,714
   Accounts payable and other liabilities........................................           226,950           111,624
   Payable for securities purchased..............................................            33,758           195,388
                                                                                     --------------    --------------
       Total liabilities.........................................................         1,850,830         1,746,420
                                                                                     --------------    --------------
Stockholder's equity:
   Preferred stock, par value $1,000 per share; authorized
       shares -- 285,000; issued and outstanding shares -- none..................                --                --
   Common stock, par value $2.50 per share; authorized shares
       -- 40,000,000; issued and outstanding shares -- 32,800,000
       at December 31, 1998 and December 31, 1997................................            82,000            82,000
   Additional paid-in capital....................................................           541,021           521,153
   Accumulated other comprehensive income........................................           138,651           118,119
   Retained earnings.............................................................         1,404,673         1,179,322
                                                                                     --------------    --------------
       Total stockholder's equity................................................         2,166,345         1,900,594
                                                                                     --------------    --------------
       Total liabilities and stockholder's equity................................        $4,017,175        $3,647,014
                                                                                     ==============    ==============


         See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Operations
                            (Dollars in Thousands)

                                                                                       Years Ended December 31,
                                                                        ---------------------------------------------------
                                                                              1998               1997               1996
                                                                        --------------     --------------     -------------
Revenues:
  Gross premiums written............................................         $ 366,791          $ 289,383          $249,761
  Ceded premiums written............................................           (49,563)           (32,452)          (37,793)
                                                                        --------------     --------------     -------------
     Net premiums written...........................................           317,228            256,931           211,968
  Increase in unearned premiums, net................................          (102,205)          (101,263)          (73,671)
                                                                        --------------     --------------     -------------
     Net premiums earned............................................           215,023            155,668           138,297
  Net investment income.............................................           186,259            160,088           145,302
  Net realized (losses) gains.......................................           (12,346)            18,798            69,149
  Other income......................................................            25,399             16,661            16,418
                                                                        --------------     --------------     -------------
     Total revenues.................................................           414,335            351,215           369,166
                                                                        --------------     --------------     -------------
Expenses:
  Losses and loss adjustment expenses...............................             6,000              2,854             3,778
  Underwriting and operating expenses...............................            51,000             46,769            42,459
  Interest expense..................................................             3,039              2,293             2,073
                                                                        --------------     --------------     -------------
     Total expenses.................................................            60,039             51,916            48,310
                                                                        --------------     --------------     -------------
     Income before income taxes.....................................           354,296            299,299           320,856
                                                                        --------------     --------------     -------------
Income tax expense:
  Current taxes.....................................................            71,395             55,492            68,322
  Deferred taxes....................................................             9,550             11,702            11,298
                                                                        --------------     --------------     -------------
     Total income taxes.............................................            80,945             67,194            79,620
                                                                        --------------     --------------     -------------
     Net Income.....................................................         $ 273,351          $ 232,105          $241,236
                                                                        ==============     ==============     =============

See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Stockholder's Equity
                             (Dollars In Thousands)

                                                             Years Ended December 31,
                                  -------------------------------------------------------------------------------
                                             1998                       1997                        1996
                                  -------------------------------------------------------------------------------
Retained Earnings:

 Balance at January 1                $1,179,322                 $  991,815                 $  906,536
 Net income                             273,351    $273,351        232,105    $232,105        241,236    $241,236
                                                 ----------                 ----------                 ----------
 Dividends declared
   common stock                         (48,000)                   (44,000)                  (155,865)
 Other                                       --                       (598)                       (92)
                                     ----------               ------------               ------------
 Balance at December 31              $1,404,673                 $1,179,322                 $  991,815
                                     ----------               ------------               ------------

Accumulated Other
Comprehensive Income:

 Balance at January 1                $  118,119                 $   65,822                 $   87,112
 Unrealized gains (losses) on
   securities, ( $31,278,
  $80,241, and ($32,754),
  pre-tax, in 1998, 1997
  and 1996, respectively) (1)                        20,331                     52,140                    (21,290)
 Foreign currency gain                                  201                        157                         --
                                                 ----------                 ----------                 ----------
 Other comprehensive income              20,532      20,532         52,297      52,297        (21,290)    (21,290)
                                     ----------  ----------     ----------  ----------     ----------  ----------
 Total comprehensive income                        $293,883                   $284,402                   $219,946
                                                 ==========                 ==========                 ==========

 Balance at December 31              $  138,651                 $  118,119                 $   65,822
                                     ----------                 ----------                 ----------

Common Stock:

 Balance at January 1 and
   December 31                       $   82,000                 $   82,000                 $   82,000
                                     ----------                 ----------                 ----------

Additional Paid-in Capital:

 Balance at January 1                $  521,153                 $  515,684                 $  481,059
 Capital contribution                     9,000                      1,475                     32,500
 Exercise of stock options               10,868                      3,994                      2,125
                                     ----------                 ----------                 ----------
 Balance at December 31              $  541,021                 $  521,153                 $  515,684
                                     ----------                 ----------                 ----------

Total Stockholder's Equity at
December 31                          $2,166,345                 $1,900,594                 $1,655,321
                                     ==========                 ==========                 ==========

(1) Disclosure of reclassification amount:                                           1998           1997            1996
                                                                               ---------------------------------------------
Unrealized holding gains (losses) arising during period                                $22,758        $63,182       $(34,636)
Less: reclassification adjustment for net gains (losses) included in net income          2,427         11,042        (13,346)
                                                                               ---------------------------------------------
Net unrealized gains (losses) on securities                                            $20,331        $52,140       $(21,290)
                                                                               =============================================

See accompanying Notes to Consolidated Financial Ststements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                             (Dollars in Thousands)

                                                                                       Years Ended December 31,
                                                                      -------------------------------------------------------
                                                                             1998                1997                1996
                                                                      ---------------     ---------------     ---------------
Cash flows from operating activities:
  Net income......................................................        $   273,351         $   232,105         $   241,236
  Adjustments to reconcile net income to net cash
     provided by operating activities:
  Depreciation and amortization...................................              1,877               1,689               1,711
  Amortization of bond premium and discount.......................             (1,733)             (1,084)             (1,902)
  Current income taxes............................................                270              18,240              11,145
  Deferred income taxes...........................................             11,064              11,702              11,299
  Deferred acquisition costs......................................            (14,623)            (11,784)            (11,592)
  Unearned premiums...............................................            102,238             101,257              73,671
  Losses and loss adjustment expenses.............................             13,030                 408              (5,776)
  Ceded reinsurance balances payable..............................             (2,682)              1,303              (7,216)
  Loss (gain) on sales of investments.............................             12,346             (18,798)            (69,149)
  Other, net......................................................            (25,241)             12,315             (11,309)
                                                                      ---------------     ---------------     ---------------
     Net cash provided by operating activities....................            369,897             347,353             232,118
                                                                      ---------------     ---------------     ---------------
Cash flows from investing activities:
  Proceeds from sales of bonds at amortized cost..................          1,127,196           1,346,231           1,555,372
  Proceeds from maturities of bonds at amortized cost.............            126,822             115,476              86,292
  Purchases of bonds at amortized cost............................         (1,616,863)         (1,623,486)         (1,938,677)
  Change in short-term investments................................             22,993             (25,585)             72,633
  Securities purchased under agreements to resell.................             (2,965)              1,885                (249)
  Purchase of affiliate...........................................                 --            (120,006)                 --
  Other, net......................................................             (1,472)               (236)             (1,876)
                                                                      ---------------     ---------------     ---------------
     Net cash used in investing activities........................           (344,289)           (305,721)           (226,505)
                                                                      ---------------     ---------------     ---------------
Cash flows from financing activities:
  Dividends paid..................................................            (48,000)            (44,000)            (40,000)
  Capital contribution............................................              9,000                  --              32,500
  Short term financing from affiliates............................             10,283               5,347                  --
                                                                      ---------------     ---------------     ---------------
     Net cash used in financing activities........................            (28,717)            (38,653)             (7,500)
                                                                      ---------------     ---------------     ---------------
     Net cash flow................................................             (3,109)              2,979              (1,887)
Cash at January 1.................................................              8,004               5,025               6,912
                                                                      ---------------     ---------------     ---------------
Cash at December 31...............................................        $     4,895         $     8,004         $     5,025
                                                                      ===============     ===============     ===============
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Income taxes.................................................        $    64,618         $    42,100         $    54,504
                                                                      ===============     ===============     ===============
     Interest expense on intercompany line of credit..............        $       783         $        15                  --
                                                                      ===============     ===============     ===============

See accompanying Notes to Consolidated Financial Statements.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                            (Dollars in Thousands)


1    BACKGROUND

     Ambac Assurance Corporation ("Ambac Assurance") is a leading insurer of municipal and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Rating Group, Fitch IBCA, Inc., and Japan Rating and Investment Information, Inc. Financial guarantee insurance underwritten by Ambac Assurance guarantees payment when due of the principal of and interest on the obligation insured. In the case of a monetary default on the insured bond, payments under the insurance policy may not be accelerated by the policyholder without Ambac Assurance's consent. As of December 31, 1998, Ambac Assurance's net insurance-in-force (principal and interest) was $317,688,000. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. ("AFGI"), a holding company whose subsidiaries provide financial guarantee insurance and financial services to clients in both the public and private sectors around the world.

     In December 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial guarantee insurance company which guaranteed bonds primarily for college and hospital infrastructure projects, did not write any new business in 1998. Ambac Assurance and Connie Lee have arrangements in place to assure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

     Ambac Assurance serves clients primarily in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited (formerly known as Ambac Insurance UK Limited) and through an arrangement with MBIA Insurance Company ("MBIA") to participate in MBIA.AMBAC International, an unincorporated joint venture (the "Joint Venture") formed in 1995. The joint venture was formed with the goal of bringing the combined resources of the two companies together to more efficiently serve the international market. Under the joint venture arrangement, financial guarantee policies are issued separately by each of the companies and each company has the opportunity to reinsure up to 50% of international business written.

     Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L.P. ("AFSLP"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFSLP, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of AFGI, owns a general partnership interest representing 10% of the total partnership interest in AFSLP.

     During 1996, in conjunction with the sale of AFGI's and Ambac Assurance's combined holdings in an affiliate, HCIA Inc. ("HCIA") common stock, Ambac Assurance delivered to AFGI (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock. As a result, Ambac Assurance recognized a realized gain of $89,680 on the disposition of the stock.

2    SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements have been prepared on the basis of U.S. Generally Accepted Accounting Principles ("GAAP"). The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


Actual results could differ from those estimates. The significant accounting policies of Ambac Assurance and its subsidiaries (sometimes collectively referred to as the "Company") are as described below:

CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of Ambac Assurance and its subsidiaries. All significant intercompany balances have been eliminated.

INVESTMENTS:

     The Company's investment portfolio is accounted for on a trade-date basis and consists entirely of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based on quotes obtained by the Company from independent market sources. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive Income" in stockholder's equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on sales of investments are determined on the basis of specific identification.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

     Securities purchased under agreements to resell are collateralized financing transactions, and are recorded at their contracted resale amounts, plus accrued interest. The Company takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value.

PREMIUM REVENUE RECOGNITION:

     Premiums can be structured in two ways: (1) computed as a percentage of principal and interest insured, typically collected in a single payment at policy inception date, and earned pro rata over the period of risk; and (2) computed as a percentage of either principal or principal and interest insured, collected periodically (i.e., monthly, quarterly or annually), and reflected in income pro rata over the period covered by the premium payment.

     When an issue insured by Ambac Assurance has been refunded or called, the remaining unearned premium (net of refunding credits, if any) is generally earned at that time.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                            (Dollars in Thousands)


LOSSES AND LOSS ADJUSTMENT EXPENSES:

     The liability for losses and loss adjustment expenses consists of the active credit reserve ("ACR") and case basis loss and loss adjustment expense reserves. The development of the ACR is based upon estimates of the expected annual levels of debt service defaults resulting from credit failures on currently insured issues that are not presently or imminently in monetary default. When losses occur (monetary defaults or defaults which are imminent on insured obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. All or part of case basis loss reserves are allocated from any ACR available. The Company regularly reviews its outstanding obligations to determine an appropriate reserve for losses and loss adjustment expenses. The following table summarizes the Company's loss reserves split between case basis loss reserves and ACR at December 31, 1998 and 1997:

                                                           1998          1997
                                                    ----------------------------
Net loss and loss adjustment expense reserves:
 Case basis (*)                                        $ 33,916          $50,860
 ACR                                                     78,240           48,266
                                                    ----------------------------
Total                                                  $112,156          $99,126
                                                    ----------------------------

     (*) After netting reinsurance recoverable amounting to $3,638 and $4,219 in 1998 and 1997, respectively.

     Paid losses, net of salvage received were ($7,030), $2,474 and $9,554 in 1998, 1997 and 1996, respectively.

     Ambac Assurance's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

DEFERRED ACQUISITION COSTS:

     Certain costs incurred that vary with, and are primarily related to, the production of business have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $18,248, $14,213 and $12,553 for 1998, 1997 and 1996, respectively. Deferred acquisition costs, net of such amortization, amounted to $14,623, $11,784 and $11,592 for 1998, 1997 and 1996, respectively.

DEPRECIATION AND AMORTIZATION:

     Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements and intangibles, including certain computer software licenses, is provided over the estimated useful lives of the respective assets, ranging from three to 10 years, using the straight-line method.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


DERIVATIVE CONTRACTS:

     Derivative Contracts Held for Trading Purposes:

     The Company, through its affiliate AFSLP, a provider of interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings, uses derivative contracts that are classified as held for trading purposes. Derivative contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of other income. The fair value of interest rate swaps is determined through the use of valuation models. Interest rate swaps are recorded on the balance sheet on a gross basis, and are included in other assets and accounts payable and other liabilites; assets and liabilities are netted by customer only when a legal right of set-off exists.

INCOME TAXES:

     Pursuant to a tax-sharing agreement, the Company is included in Ambac Financial Group, Inc.'s consolidated Federal income tax return. The tax-sharing agreement provides for the determination of tax expense or benefit based on the contribution of the Company to AFGI's consolidated Federal income tax liability, computed substantially as if the Company filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return.
The Company files its own state income tax returns.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

     The Internal Revenue Code permits financial guarantee insurance companies to deduct from taxable income, subject to certain limitations, the amounts added to the statutory mandatory contingency reserve for municipal obligations during the year. The deduction taken is allowed only to the extent that U.S. Treasury noninterest-bearing tax and loss bonds are purchased in an amount equal to the tax benefit attributable to such deductions. The amounts deducted must be included in taxable income when the contingency reserve is released, at which time the Company may redeem the tax and loss bonds to satisfy the additional tax liability. Purchases of tax and loss bonds are recorded as payments of Federal income taxes.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

     AFGI, through its subsidiaries, provides various postretirement and postemployment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. The Company accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)

STOCK COMPENSATION PLANS:

     The Company participates in AFGI's equity plan. Under this plan, awards are granted to eligible employees of the Company in the form of incentive stock options or other stock-based awards. Other than the tax benefits derived from this plan, pursuant to the tax sharing agreement, no other recognition is given by the Company.

ACCOUNTING STANDARDS:

     During 1998, the Company adopted the following new standards: FAS Statement 130, "Reporting Comprehensive Income" ("FAS 130"); and FAS Statement 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("FAS 132").

     FAS 130 establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income encompasses all changes in stockholder's equity (except those arising from transactions with stockholders) and includes net income, net unrealized capital gains or losses on available-for-sale securities and foreign currency translation adjustments. Comprehensive income is disclosed in the Consolidated Statement of Stockholder's Equity. FAS 132 alters disclosure requirements regarding pensions and other postretirement benefits in the financial statements of employers who sponsor such benefit plans. The revised disclosure requirements are designed to provide additional information to assist readers in evaluating future costs related to such plans. The required pension disclosures are included in Note 8. As each of these new standards only requires additional disclosure information in the consolidated financial statements, they do not affect the Company's consolidated financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued FAS Statement 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for the following three different types of hedges: (1) hedges of changes in the fair value of assets, liabilities or firm commitments (referred to as fair value hedges); (2) hedges of the variable cash flows of forecasted transactions (cash flow hedges); and (3) hedges of foreign currency exposures of net investments in foreign operations. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flow of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three categories of hedges are included in earnings in the period of the change with no related offset. FAS 133 is effective for years beginning after June 15, 1999, but companies may adopt early. The Company will adopt FAS 133 effective January 1, 2000. Management does not expect the impact of FAS 133 to have a material affect on the Company's consolidated financial position and results of operations.

RECLASSIFICATIONS:

     Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)

3    INVESTMENTS

     The amortized cost, gross unrealized gains and losses, and estimated fair value of investments in fixed income securities and short-term investments at December 31, 1998 and 1997 were as follows:

                                                                         Gross               Gross             Estimated
                                                   Amortized          Unrealized           Unrealized            Fair
                                                     Cost                Gains               Losses              Value
                                               ---------------    -----------------    ----------------    ---------------
1998
Municipal obligations..........................     $2,592,649             $168,481              $3,912         $2,757,218
Corporate obligations..........................        275,416               36,292                 289            311,419
U.S. Government obligations....................        130,383                9,203                  --            139,586
Mortgage- and asset-backed securities
 (includes U.S. Government Agency Obligations).         98,841                3,000                  17            101,824
Other..........................................         93,912                   --                  --             93,912
                                               ---------------    -----------------    ----------------    ---------------
                                                    $3,191,201             $216,976              $4,218         $3,403,959
                                               ===============    =================    ================    ===============


                                                                         Gross               Gross             Estimated
                                                   Amortized          Unrealized           Unrealized            Fair
                                                     Cost                Gains               Losses              Value
                                               ---------------    -----------------    ----------------    ---------------
1997
Municipal obligations..........................     $2,126,136             $149,807                $112         $2,275,831
Corporate obligations..........................        315,492               27,384                  36            342,840
U.S. Government obligations....................        136,771                2,854                  27            139,598
Mortgage- and asset-backed securities
 (includes U.S. Government Agency Obligations).         98,719                2,190                   2            100,907
Other..........................................        136,390                   91                 669            135,812
                                               ---------------    -----------------    ----------------    ---------------
                                                    $2,813,508             $182,326                $846         $2,994,988
                                               ===============    =================    ================    ===============

     The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 1998, by contractual maturity, were as follows:

                                                                         Amortized                Estimated
                                                                            Cost                  Fair Value
                                                                   --------------------     --------------------
1998
Due in one year or less........................................              $  130,536               $  131,022
Due after one year through five years..........................                 165,846                  174,260
Due after five years through ten years.........................                 310,670                  330,484
Due after ten years............................................               2,485,308                2,666,369
                                                                   --------------------     --------------------
                                                                              3,092,360                3,302,135
Mortgage- and asset-backed securities (includes U.S.
 Government Agency Obligations)................................                  98,841                  101,824
                                                                   --------------------     --------------------
                                                                             $3,191,201               $3,403,959
                                                                   ====================     ====================

  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     Securities carried at $6,191 and $8,415 at December 31, 1998 and 1997 respectively, were deposited by the Company with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

     Net investment income of the Company comprised the following:

                                                                1998                    1997                    1996
                                                        -------------------     -------------------     -------------------
Fixed income securities............................                $181,437                $155,810                $139,410
Short-term investments.............................                   8,208                   6,885                   8,360
                                                        -------------------     -------------------     -------------------
   Total investment income.........................                 189,645                 162,695                 147,770
Investment expense.................................                  (3,386)                 (2,607)                 (2,468)
                                                        -------------------     -------------------     -------------------
   Net investment income...........................                $186,259                $160,088                $145,302
                                                        ===================     ===================     ===================

     The Company had gross realized gains of $17,186, $26,950 and $108,916 for 1998, 1997 and 1996, respectively, and gross realized losses of $29,532, $8,152 and $39,767 for 1998, 1997 and 1996, respectively. Gross realized gains and losses includes amounts related to a trading position, which represented a small portion of the Company's assets, containing high quality municipal bonds hedged with treasury futures. These gains were $2,967, $1,309 and $0 for 1998, 1997 and 1996, respectively, and losses of $19,047, $3,593 and $0 for 1998, 1997 and 1996, respectively.

     As of December 31, 1998 and 1997, the Company held securities subject to agreements to resell for $5,449 and $2,484, respectively. Such securities were held as collateral by the Company. The agreements had terms of less than 30 days.

     4  REINSURANCE

     In the ordinary course of business, the Company cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

                                                              Year Ended December 31,
                  -------------------------------------------------------------------------------------------------------------
                                  1998                                  1997                                  1996
                  ---------------------------------     ---------------------------------     ---------------------------------
                       Written            Earned             Written            Earned             Written            Earned
                  --------------     --------------     --------------     --------------     --------------     --------------

Direct.........         $339,432           $240,791           $281,034           $177,677           $243,097           $157,551
Assumed........           27,359              7,367              8,349              3,614              6,664              3,126
Ceded..........          (49,563)           (33,135)           (32,452)           (25,623)           (37,793)           (22,380)
                  --------------     --------------     --------------     --------------     --------------     --------------
Net premiums...         $317,228           $215,023           $256,931           $155,668           $211,968           $138,297
                  ==============     ==============     ==============     ==============     ==============     ==============

     The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to the Company under the existing reinsurance agreements, the Company would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. There were no reinsurance recoverables on paid losses as of December 31, 1998 and 1997. As of December 31, 1998,

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


prepaid reinsurance of approximately $159,361 was associated with the Company's three largest reinsurers. As of December 31, 1998, the Company held letters of credit and collateral amounting to approximately $198,957 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts.

     Premiums written assumed from MBIA under the Joint Venture were $18,715, $8,009 and $4,674 in 1998, 1997 and 1996, respectively. Premiums written ceded to MBIA were $15,505, $8,874 and $6,532 in 1998, 1997 and 1996, respectively.

5  COMMITMENTS AND CONTINGENCIES

     The Company is responsible for leases on the rental of office space, principally in New York City. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

                                                                     Amount
                                                               ----------------
    1999...................................................            $  6,116
    2000...................................................               6,272
    2001...................................................               5,489
    2002...................................................               5,411
    2003...................................................               5,417
    All later years........................................              87,526
                                                               ----------------
                                                                       $116,231
                                                               ================

     Rent expense for the aforementioned leases amounted to $5,097, $4,210 and $3,286 for the years ended December 31, 1998, 1997 and 1996, respectively. Total rentals to be received under future sublease agreements are estimated at $2,235.

6  INSURANCE REGULATORY RESTRICTIONS


     Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

     Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin Commissioner"). Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years.

     Ambac Assurance paid cash dividends of $48,000, $44,000 and $40,000 on its common stock in 1998, 1997 and 1996, respectively. In addition, on April 30, 1996, Ambac Assurance, in conjunction with the sale of the Ambac Financial Group, Inc.'s remaining holdings in HCIA

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


common stock, delivered to Ambac Financial Group, Inc. (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The Wisconsin Commissioner approved such dividend. Based upon these restrictions, at December 31, 1998, the maximum amount that will be available during 1999 for payment of dividends by Ambac Assurance is approximately $116,200.

     The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Under the limit applicable to municipal bonds, the insured average annual debt service for a single risk, net of reinsurance and collateral, may not exceed 10% of qualified statutory capital, which is defined as the sum of insurer's policyholders' surplus and contingency reserves. In addition, insured principal of municipal bonds attributable to any single risk, net of reinsurance and collateral, is limited to 75% of Ambac Assurance's qualified statutory capital. Additional single risk limits, which generally are more restrictive than the municipal bond single risk limit, are also specified for several other categories of insured obligations.

     Statutory capital and surplus was $1,162,639 and $1,006,829 at December 31, 1998 and 1997, respectively. Qualified statutory capital was $1,920,298 and $1,655,554 at December 31, 1998 and 1997, respectively. Statutory net income was $271,808, $198,615 and $222,810 for 1998, 1997 and 1996, respectively. Statutory capital and surplus differs from stockholder's equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently.

     7  INCOME TAXES

     The total effect of income taxes on income and stockholder's equity for the years ended December 31, 1998 and 1997 was as follows:

                                                            1998             1997
                                                         -------------    -------------
Total income taxes charged to income...............           $ 80,945          $67,194
                                                         -------------    -------------
Income taxes charged to stockholder's equity:
  Unrealized gain on bonds.........................             10,947           28,043
  Exercise of stock options........................            (10,868)          (3,995)
                                                         -------------    -------------
     Total charged to stockholder's equity.........                 79           24,048
                                                         -------------    -------------
Total effect of income taxes.......................           $ 81,024          $91,242
                                                         =============    =============

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The tax provisions in the accompanying consolidated statements of operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

                                1998                %                1997                %                1996               %
                          --------------     -------------     --------------     -------------     -------------     -------------
Computed expected tax at
 statutory rate...........      $124,004              35.0%          $104,755              35.0%         $112,300              35.0%


Increases (reductions) in
expected tax resulting from:

Tax-exempt interest.......       (38,821)            (10.9)           (35,458)            (11.8)          (30,655)             (9.6)

Other, net................        (4,238)             (1.2)            (2,103)             (0.7)           (2,025)             (0.6)
                          --------------     -------------     --------------     -------------     -------------     -------------

Income tax expense........      $ 80,945              22.9%          $ 67,194              22.5%         $ 79,620              24.8%
                          ==============     =============     ==============     =============     =============     =============

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1998 and 1997 are presented below:

                                                                           1998              1997
                                                                      -------------    --------------
               Deferred tax liabilities:
               Contingency reserve................................         $119,150          $111,160
               Unrealized gains on bonds..........................           74,465            63,518
               Deferred acquisition costs.........................           42,583            38,030
               Unearned premiums..................................           36,572            35,591
               Other..............................................            1,248             2,225
                                                                      -------------    --------------
               Total deferred tax liabilities.....................          274,018           250,524
                                                                      -------------    --------------
               Deferred tax assets:
               Tax and loss bonds.................................           88,471            87,951
               Loss reserves......................................           27,918            17,231
               Alternative minimum tax credit carryforward........            1,838            10,049
               Amortization and depreciation......................            2,778             6,556
               Compensation.......................................            4,066             3,924
               Other..............................................            4,382             2,259
                                                                      -------------    --------------
               Sub-total deferred tax assets......................          129,453           127,970
               Valuation allowance................................               --                --
                                                                      -------------    --------------
               Total deferred tax assets..........................          129,453           127,970
                                                                      -------------    --------------
               Net deferred tax liabilities.......................         $144,565          $122,554
                                                                      =============    ==============

     The Company believes that no valuation allowance is necessary in connection with the deferred tax assets.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


8    EMPLOYEE BENEFITS

     Pensions:

     AFGI has a defined benefit pension plan covering substantially all employees of the Company and most of its subsidiaries. The benefits are based on years of service and the employee's compensation during the last five years of employment. AFGI's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

     The table below sets forth a reconciliation of AFGI's beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of AFGI's plan as of December 31, 1998 and 1997:

                                                                      1998                     1997
                                                                 ----------------     --------------------
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year............           $   9,374                $   8,189
Service cost.................................................                 691                      723
Interest cost................................................                 684                      601
Amendments...................................................                 116                        0
Actuarial loss...............................................               1,843                      114
Benefits paid................................................                (275)                    (253)
                                                                 ----------------     --------------------
Projected benefit obligation at end of year..................           $  12,433                $   9,374
                                                                 ----------------     --------------------

Change in Plan Assets:
Fair value of plan assets at beginning of year...............           $   9,644                $   8,153
Actual return on plan assets.................................               1,595                    1,635
Company contributions........................................                   0                      138
Benefits paid................................................                (275)                    (253)
Expenses paid................................................                 (30)                     (29)
                                                                 ----------------     --------------------
Fair value of plan assets at end of year.....................           $  10,934                $   9,644
                                                                 ----------------     --------------------

Funded status................................................           ($  1,499)               $     270
Unrecognized net loss........................................               1,118                       62
Unrecognized prior service cost..............................              (1,289)                  (1,454)
Unrecognized net transition asset............................                  (4)                      (7)
                                                                 ----------------     --------------------
Pension liability included in other liabilities..............           ($  1,674)               ($  1,129)
                                                                 ================     ====================

     AFGI's net pension costs for the years ended December 31, 1998, 1997 and 1996 included the following components:

                                                                1998                    1997                    1996
                                                          ----------------        -------------------     --------------
Service cost......................................             $ 807                   $ 723                   $ 674
Interest cost on expected benefit obligation......               684                     601                     539
Expected return on plan assets....................              (793)                   (701)                   (613)
Amortization of unrecognized transition asset.....                (3)                     (3)                     (3)
Amortization of prior service cost................              (165)                   (165)                   (165)
Recognized net actuarial loss.....................                15                      33                      87
                                                         ------------------       -------------------     --------------
Net periodic pension cost.........................             $ 545                   $ 488                   $ 519
                                                         ===================      ===================     ==============

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The discount rate used in the determination of the actuarial present value for the projected benefit obligation was 6.50% and 7.25% for 1998 and 1997, respectively. The expected long-term rate of return on assets was 9.25% for both 1998 and 1997. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% and 4.8% for 1998 and 1997, respectively.

     Substantially all employees of AFGI and its subsidiaries are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the plan. The total cost of the Savings Incentive Plan to Ambac Assurance was $1,299, $1,417 and $1,494 in 1998, 1997 and 1996, respectively.

     Annual Incentive Program:

     AFGI has an annual incentive program which provides for awards to key officers and employees based upon predetermined criteria. The cost of the program for the years ended December 31, 1998, 1997 and 1996 amounted to $13,877, $10,392 and $8,882, respectively.

     Postretirement Health Care and Other Benefits:

     Ambac Assurance provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

     Postretirement benefits expense was $275, $242 and $200 in 1998, 1997 and 1996, respectively. The unfunded accumulated postretirement benefit obligation was $3,121 and the accrued postretirement liability was $1,956 as of December 31, 1998.

     The assumed health care cost trend rates range from 8.0% in 1999, decreasing ratably to 5.5% in 2003, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 1998 by $554 and the 1998 benefit expense by $79. The weighted average discount rate used to measure the accumulated postretirement benefit obligation and 1998 expense was 6.50%.

9 INSURANCE IN FORCE

     The par amount of bonds insured, for non-affiliates, was $227,198,000 and $191,592,000 at December 31, 1998 and 1997, respectively. The par amount of bonds insured, for non-affiliates, net of reinsurance, was $198,274,000 and $165,601,000 at December 31, 1998 and 1997, respectively. As of December 31, 1998 and 1997, the insured portfolio was diversified by type of insured bond as shown in the following table:

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


                                                                                  Net Par Amount Outstanding
                                                                       ----------------------------------------------
(Dollars in Millions)                                                           1998                     1997
                                                                       ---------------------    ---------------------
Domestic:
Municipal finance:
  General obligation...............................................                 $ 37,502                 $ 36,324
  Lease and tax-backed revenue.....................................                   36,929                   30,980
  Utility revenue..................................................                   27,014                   24,913
  Health care revenue..............................................                   20,071                   18,545
  Investor-owned utilities.........................................                    8,013                    6,255
  Transportation revenue...........................................                    7,831                    7,370
  Higher education.................................................                    7,720                    6,852
  Housing revenue..................................................                    6,445                    6,064
  Student loans....................................................                    4,528                    3,516
  Other............................................................                      873                      597
                                                                       ---------------------    ---------------------
     Total municipal finance.......................................                  156,926                  141,416
                                                                       ---------------------    ---------------------
Structured finance:
  Mortgage-backed and home equity..................................                   19,478                   11,620
  Commercial asset-backed..........................................                   10,015                    4,538
  Other consumer asset-backed......................................                    2,132                    1,514
  Banks/financial institutions.....................................                      671                      524
  Other............................................................                      567                      439
                                                                       ---------------------    ---------------------
     Total structured finance......................................                   32,863                   18,635
                                                                       ---------------------    ---------------------
     Total domestic................................................                  189,789                  160,051
                                                                       ---------------------    ---------------------
International finance:
  Commercial asset-backed..........................................                    3,180                    2,600
  Banks/financial institutions.....................................                    1,514                      283
  Utilities........................................................                    1,073                      456
  Sovereign/sub-sovereign..........................................                    1,027                      981
  Mortgage-backed and home equity..................................                      607                      496
  Other............................................................                    1,084                      734
                                                                       ---------------------    ---------------------
     Total international finance...................................                    8,485                    5,550
                                                                       ---------------------    ---------------------
                                                                                    $198,274                 $165,601
                                                                       =====================    =====================

     As of December 31, 1998 and 1997, the international insured portfolio is shown in the following table by location of risk:

                                                                         Net Par Amount Outstanding
                                                           ----------------------------------------------------
(Dollars in Millions)                                                1998                         1997
                                                           -----------------------      -----------------------

United Kingdom........................................              $2,289                       $  865
Australia.............................................                 779                           63
France................................................                 692                        1,032
Japan.................................................                 675                          879
Italy.................................................                 571                          555
Internationally diversified (1).......................               1,621                          899
Other international...................................               1,858                        1,257
                                                           -----------------------      -----------------------
                                                                    $8,485                       $5,550
                                                           =======================      =======================

(1) Internationally diversified represents insured policies with multiple locations of risk.


     In the United States, California was the state with the highest aggregate net par amount in force, accounting for 11.4% of the total at December 31, 1998, and no other state accounted for more than ten

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


percent. The highest single insured risk represented less than 1% of aggregate net par amount insured. Direct insurance in force (principal and interest) was $367,801,000 and $321,104,000 at December 31, 1998 and 1997, respectively. Net insurance in force (after giving effect to reinsurance) was $317,668,000 and $275,931,000 as of December 31, 1998 and 1997, respectively.

10  FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING

     Fair values of financial instruments held for purposes other than trading:

     Fair value amounts are determined by using independent market information when available, and appropriate valuation methodologies when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Investments: The fair values of fixed income investments are based on quoted market prices received from a nationally recognized pricing service or dealer quotes.

     Short-term investments and cash: The fair values of short-term investments and cash are assumed to equal amortized cost.

     Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

     Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written related to new issue and secondary market exposures is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

     Certain other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by the Company are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an assumed ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance's liability under these policies.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The carrying amount and estimated fair value of financial instruments are presented below:

                                                                           As of December 31,
                                           ---------------------------------------------------------------------------------
                                                             1998                                       1997
                                           ---------------------------------------    --------------------------------------
(Dollars in Millions)                           Carrying           Estimated Fair       Carrying Amount      Estimated Fair
                                                 Amount                 Value                                     Value
                                           -----------------     -----------------    -----------------    -----------------
Financial assets:
Investments...........................            $3,310                $3,310               $2,878               $2,878
Short-term investments................                94                    94                  117                  117
Cash..................................                 5                     5                    8                    8
Securities purchased under agreements
 to resell............................                 5                     5                    2                    2

Liability for financial guarantees
 written:
  Gross...............................             1,303                   912                1,185                  855
  Net of reinsurance..................             1,103                   772                1,002                  722
  Net installment premiums............                --                   216                   --                  153

11   FINANCIAL INSTRUMENTS HELD FOR TRADING PURPOSES

     The Company, through its affiliate AFSLP, is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. AFSLP is subject to basis risk (the relationship between tax-exempt and taxable interest rates). If actual or projected tax-exempt interest rates change in relation to taxable rates, the Company will experience an unrealized mark-to-market gain or loss. The AFSLP swap portfolio is considered held for trading purposes.

     The following table summarizes information about the Company's financial instruments held for trading purposes as of December 31, 1998 and 1997:

                                        Net Estimated Fair Value                 Average Net Fair Value
                                  ----------------------------------     ------------------------------------
                                                                                                                      Notional
                                       Assets           Liabilities           Assets            Liabilities            Amount
                                  --------------     ---------------     ---------------     ----------------    -----------------
1998:
Derivative financial
 instruments:
 Interest rate swaps..........          $203,021            $163,140            $134,394             $103,739           $5,857,170
 Futures contracts............                --                  --                  --                   --              706,700
Other financial instruments...                --                  --             183,682              181,698                   --
1997:
Derivative financial
 instruments:
 Interest rate swaps..........          $ 71,505            $ 49,772            $ 47,276             $ 34,768           $4,174,160
 Futures contracts............                --                  --                  --                   --              514,900
Other financial instruments...           183,041             181,732             160,251              159,213                   --

     Financial instruments held for trading purposes are carried at estimated fair value. The aggregate amount of net trading income recognized from derivative financial instruments held for trading purposes was $825, $8,560 and $10,799 for 1998, 1997 and 1996, respectively. Other financial instruments held for

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


trading purposes consist of fixed income securities held in 1997 and sold during 1998. The aggregate amount of net trading income recognized from other financial instruments was $2,967, $1,309 and $0 for 1998, 1997 and 1996, respectively. Average net fair values were calculated based on average monthly net fair values. Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

12   LINES OF CREDIT

     AFGI and Ambac Assurance have a revolving credit facility with three major international banks for $150,000, which expires in August 1999 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 1998 and 1997, no amounts were outstanding under this credit facility.

     Ambac Assurance maintains third party capital support in the form of a seven-year irrevocable limited recourse credit facility from a group of international banks, structured to be comparable to a credit facility from AAA/Aaa-rated banks. This credit facility provides liquidity to Ambac Assurance in the event claims from municipal obligations in its insured portfolio exceed specified levels. Repayment of amounts drawn under the credit facility are limited primarily to the amount of any recoveries of losses related to policy obligations. During 1998, such third party capital support was increased from $500,000 to $555,000 and its expiration reset to December 2005. As of December 31, 1998 and 1997, no amounts were outstanding under this credit facility.

13   RELATED PARTY TRANSACTIONS

     During 1998 and 1997, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 1998 and 1997, the aggregate amount of investment agreements and investment repurchase agreements insured was $5,331,820 and $3,856,786, respectively, including accrued interest. These insurance policies are collateralized by investment securities, accrued interest, securities purchased under agreements to resell and cash and cash equivalents, which as of December 31, 1998 and 1997, had a fair value of $5,387,493 and $3,936,718, respectively, in the aggregate. During 1998 and 1997, Ambac Assurance recorded gross premiums written of $5,598 and $3,220, and net premiums earned of $2,156 and $1,668, respectively, related to these agreements.

     During 1998 and 1997, several interest rate swap transactions were executed between AFSLP and its affiliates (other than Ambac Assurance). As of December 31, 1998 and 1997, these contracts had an outstanding notional amount of approximately $499,720 and $826,970, respectively. As of December 31, 1998 and 1997, AFSLP recorded a positive fair value of $4,571 and $5,579, respectively, related to these transactions.

     AFSLP has a $25 million line of credit with AFGI. The line is available through August 1, 1999. The purpose of this line is to fund short-term liquidity needs of AFSLP's operations. Interest on borrowings is payable at rates which vary according to the terms. Outstanding borrowings under the line were $15,630 and $5,347 as of December 31, 1998 and 1997, respectively.

14   YEAR 2000

     The Company is addressing the issue of computer programs' and embedded computer chips' ability to distinguish between the year 1900 and the year 2000, commonly known as the Y2K problem

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


("Y2K"). The Company is assessing the risks to its businesses related to the functionality of its own computer systems and those of third parties. This is a high priority undertaking and crucial to the operation of the Company's businesses.

     In connection with this initiative, the Company embarked on a three phase process. Phase I is an inventory analysis and impact assessment. Inventory included: (a) those information technology systems which were deemed critical to running the businesses, (b) non-information technology systems such as fire systems, elevators and the like, (c) material third parties such as electronic data interchange ("EDI") partners, (d) hardware and software vendors, and (e) business user spreadsheets. Phase II is the testing phase during which: (a) all critical systems are tested, (b) transactions are run through critical systems by applying various permutations and combinations of Y2K sensitive dates, and
(c) results are reviewed independently by each business unit. In Phase III, the extent of code repair is determined and remediated. All three of the above phases are complete with aggregate expenditures of approximately $750.

     A potential exposure to the Company is the failure by any insured issuer to make debt service payments due to an issuer's systems failure. An issuer's failure to make debt service payments due to Y2K related systems failures may result in a claim under the Company's insurance policy. In such event, the Company would utilize its sources of liquidity to pay claims. The Company would expect full recovery of such claims.

     With respect to the Company's internal operations, although preliminary findings do not give any indications that these systems will be non-compliant, management is in the process of developing contingent procedures in the event its critical systems should fail. With respect to third parties, the Company's inquiries are underway, and although the Company does not expect significant disruptions among vendors, EDI partners, issuers and financial institutions, the Company is currently developing appropriate contingency plans.